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                                                                     EXHIBIT 4.2

                           CERTIFICATE OF ELIMINATION
                                       OF
                          THE SERIES A PREFERRED STOCK
                                       OF
                               RENT-A-CENTER, INC.

         Pursuant to Section 151(g) of the Delaware General Corporation Law (the "DGCL"), Rent-A-Center, Inc., a corporation organized and existing under and by virtue of the DGCL (the "CORPORATION"), does hereby certify that:

         FIRST: At a meeting of the Board of Directors of the Corporation (the "BOARD") held on September 17, 2003, the Board adopted the resolutions attached hereto as Exhibit "A", which resolutions have not been amended or rescinded and are now in full force and effect, approving the elimination of the Series A Preferred Stock, par value $0.01 per share, of the Corporation (the "SERIES A PREFERRED STOCK").

         SECOND: The certificate of designations (the "CERTIFICATE OF DESIGNATIONS") with respect to the Series A Preferred Stock was filed in the office of the Secretary of State of Delaware on November 26, 2002. None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued.

         THIRD: In accordance with the provisions of Section 151(g) of the DGCL, the Corporation's Certificate of Incorporation, as amended, is hereby amended so as to eliminate all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Elimination to be executed this 22nd day of September, 2003.

                                 RENT-A-CENTER, INC.

                                 By: /s/ Mark E. Speese
                                    -------------------------
                                    Mark E. Speese
                                    Chairman of the Board and
                                    Chief Executive Officer

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                                   EXHIBIT "A"

ELIMINATION OF SERIES A PREFERRED STOCK

         WHEREAS, pursuant to the Company's Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION"), the Certificate of Designations, Preferences and Relative Rights and Limitations of the Series A Convertible Preferred Stock (the "SERIES A CERTIFICATE OF DESIGNATIONS") and the Certificate of Designations, Preferences and Relative Rights and Limitations of the Series C Convertible Preferred Stock (the "SERIES C CERTIFICATE OF DESIGNATIONS"), each of which is on file with the Secretary of State of Delaware, as of the date hereof, the Company's authorized preferred stock consists of 5,000,000 shares of preferred stock, par value $.01 per share, of which, (i) 400,000 shares have been designated as Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), of which no shares are issued and outstanding; (ii) 100 shares have been designated as the Series C Convertible Preferred Stock (the "SERIES C PREFERRED STOCK"), of which two shares are issued and outstanding; and (iii) 4,599,900 shares are undesignated; and

         WHEREAS, pursuant to Section 151 of the Delaware General Corporation Law (the "DGCL"), when no shares of a series of stock are outstanding, either because none were issued or, if issued, none remain outstanding, a corporation may file a certificate setting forth a resolution or resolutions adopted by the board of directors that none of the authorized shares of such series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series, and when such certificate becomes effective, it shall have the effect of amending the certificate of incorporation so as to eliminate from the certificate of incorporation all matters set forth in the certificate of designations with respect to such series of stock; and

         WHEREAS, the Board has determined it to be in the best interest of the Company to file a certificate pursuant to Section 151 of the DGCL with the Secretary of State of Delaware to eliminate from the Certificate of Incorporation all matters set forth in the Series A Certificate of Designations with respect to the Series A Preferred Stock; and

         WHEREAS, the Board has been presented with and reviewed a draft of a certificate of elimination (the "CERTIFICATE OF ELIMINATION"), necessary to eliminate from the Certificate of Incorporation all matters set forth in the Series A Certificate of Designations with respect to the Series A Preferred Stock.

         NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designations previously filed with the Secretary of State of Delaware with respect to the Series A Preferred Stock; and

         FURTHER RESOLVED, that the Certificate of Elimination, in substantially the form presented to the Board (with such changes as are authorized herein) be, and it hereby is, approved, and that the Chief Executive Officer, President and Chief Financial Officer of the Company (each, an "AUTHORIZED OFFICER" and together, the "AUTHORIZED OFFICERS") be, and each of them with full authority to act without the others hereby is, authorized, empowered, and

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directed to (i) execute the Certificate of Elimination, with such changes as the
Authorized Officer so acting shall deem necessary, advisable or appropriate and in the best interest of the Company in order to carry out the transactions contemplated by these resolutions; (ii) file the Certificate of Elimination with the Secretary of State of Delaware; and (iii) take such other actions as in the judgment of such Authorized Officer shall be necessary, advisable or appropriate and in the best interest of the Company to effect the elimination of the Series
A Preferred Stock, with the taking of any such action by such Authorized Officer being conclusive evidence that the same did meet such standard.

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